EXHIBIT 99.1

Contact:

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

or

Matt Sellinger, Partner

Genesis Select Corporation

(303) 415-0200

PC MALL REPORTS THIRD QUARTER 2011 RESULTS

Third Quarter Highlights (third quarter of 2011 compared to the third quarter of 2010):

•                  Net sales increased 9% to $367.5 million, a third quarter record

•                  Gross profit increased 16% to $50.2 million, a third quarter record

•                  Gross margin increased to 13.7% from 12.9%

•                  GAAP operating profit decreased 5% to $3.9 million and non-GAAP operating profit increased 29% to $5.2 million

•                  Adjusted EBITDA increased 19% to $8.3 million

•                  Diluted earnings per share (EPS) decreased to $0.14 from $0.17 and non-GAAP diluted EPS for Q3 2011 increased to $0.21 from $0.17 in Q3 2010

•                  We repurchased 376,439 shares of our common stock in Q3 2011 at an average price of $5.97

Torrance, California — November 8, 2011 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the third quarter of 2011. Consolidated net sales for Q3 2011 were $367.5 million, an increase of 9%, from $336.1 million in Q3 2010. Consolidated gross profit for Q3 2011 increased 16% to $50.2 million from $43.2 million in Q3 2010. Consolidated gross profit margin was 13.7% in Q3 2011 compared to 12.9% in Q3 2010. Consolidated operating profit for Q3 2011 decreased 5% to $3.9 million compared to $4.0 million for Q3 2010. Consolidated operating profit margin for Q3 2011 decreased to 1.0% compared to 1.2% in Q3 2010. Non-GAAP operating profit (as defined below) was $5.2 million in Q3 2011 compared to $4.1 million in Q3 2010. Non-GAAP operating profit margin (as defined below) was 1.5% in Q3 2011 compared to 1.2% in Q3 2010. Consolidated net income for Q3 2011 decreased to $1.8 million compared to $2.1 million for Q3 2010. Diluted EPS for Q3 2011 was $0.14 compared to diluted EPS of $0.17 for Q3 2010. Non-GAAP diluted EPS, excluding the results of our OnSale segment and the special items discussed below, was $0.21 for Q3 2011 and $0.17 for Q3 2010. Adjusted EBITDA (as defined below) for Q3 2011 increased 19% to $8.3 million from $7.0 million in Q3 2010.

Commenting on the Company’s third quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “I am pleased with our record third quarter performance. While continuing economic uncertainty makes it difficult to predict IT spending patterns, our team continues to work hard and execute well on our strategy, which includes both growth and investment. Our record third quarter revenue and gross profit, with growth of 9% and 16% respectively, is a result of continuing execution on the part of our sales organizations, along with an increasing mix of sales of services and solutions, something we have been driving towards for some time. In fact, we are very proud of our gross margin increase from 12.9% last Q3 to 13.7% in Q3 this year. In addition, our non-GAAP operating profit increased by 29%, demonstrating the operating leverage in our model. We continue to invest significant dollars in our IT upgrades and other systems improvements, and continue to selectively add headcount in our technical support and services businesses. In so doing, we believe we will be well positioned heading into 2012 and beyond.”

Segment Results

SMB

Q3 2011 net sales for our SMB segment were $119.8 million compared to $110.0 million in Q3 2010, an increase of $9.8 million, or 9%. This increase was primarily due to an increase in sales to promotional companies and incremental productivity by our tenured account executives.

Q3 2011 SMB gross profit increased by $1.9 million, or 13%, to $16.5 million compared to $14.6 million in Q3 2010 resulting primarily from the SMB net sales increase discussed above. SMB gross profit margin increased to 13.8% in Q3 2011 compared to 13.2% in Q3 2010 primarily due to increased selling margins across most product categories and increased service sales as a percentage of total SMB sales.

Q3 2011 SMB operating profit increased by $1.8 million, or 24%, to $9.4 million compared to $7.6 million in Q3 2010. This increase resulted primarily from the SMB gross profit increase discussed above, partially offset by a $0.4 million increase in personnel costs primarily due to increased variable compensation expenses related to SMB’s increased gross profit, and a decrease in certain other general and administrative expenses.

MME

Q3 2011 net sales for our MME segment were $136.4 million compared to $133.8 million in Q3 2010, an increase of $2.6 million, or 2%. This increase was primarily due to a 12% increase in net sales of services in Q3 2011 compared to Q3 2010. The growth in our sales of services was driven primarily by significant increases in our change management and e-learning consulting services, fueled by strategic relationships with industry leading healthcare and ERP providers, as well as by increases in managed services. Net sales of services represented 19% of MME net sales in Q3 2011 compared to 17% of net sales in Q3 2010.

MME gross profit increased by $1.4 million, or 7%, to $21.3 million in Q3 2011 compared to $19.9 million in Q3 2010, and MME gross profit margin increased to 15.6% in Q3 2011 compared to 14.9% in Q3 2010. The increase in MME gross profit and gross profit margin was primarily due to the increased MME net sales discussed above, which include a higher mix of sales of services, as well as a $0.4 million, or a 28 basis point, increase in vendor consideration.

MME operating profit in Q3 2011 increased by $1.5 million, or 25%, to $7.4 million compared to $5.9 million in Q3 2010. The increase was primarily due to the increased MME gross profit discussed above.

Public Sector

Q3 2011 net sales for our Public Sector segment were $59.5 million compared to $53.5 million in Q3 2010, an increase of $6.0 million, or 11%. This increase in Public Sector net sales was due to a 32% increase in sales to state and local government and educational institutions (SLED) resulting primarily from increased account executive headcount focused on SLED business and new SLED contracts.

Public Sector gross profit increased by $1.6 million, or 39%, to $5.8 million in Q3 2011 compared to $4.2 million in Q3 2010. Public Sector gross profit margin increased to 9.8% in Q3 2011 compared to 7.8% in Q3 2010. The increase in Public Sector gross profit was primarily due to the increased Public Sector net sales discussed above and a $0.4 million increase in vendor consideration. The increase in Public Sector gross profit margin was primarily due to increased sales of solutions, which are generally made at higher margins. Increased sales of solutions also contributed to a 47 basis point increase in vendor consideration as a percentage of sales.

Public Sector operating profit increased by $1.0 million, or 142%, to $1.6 million in Q3 2011 compared to $0.6 million in Q3 2010. The increase in Public Sector operating profit was primarily due to the increase in Public Sector gross profit discussed above, partially offset by a $0.5 million increase in personnel costs primarily relating to our investment in our SLED and healthcare businesses.

MacMall

Q3 2011 net sales for our MacMall segment were $39.4 million compared to $37.5 million in Q3 2010, an increase of $1.9 million, or 5%.

MacMall gross profit increased by $0.3 million, or 7%, to $4.7 million in Q3 2011 compared to $4.4 million in Q3 2010. MacMall gross profit margin increased to 11.8% in Q3 2011 compared to 11.7% in Q3 2010. The increase in MacMall gross profit and gross profit margin was primarily due to the increased MacMall net sales discussed above and a $0.2 million, or 27 basis point, increase in vendor consideration.

MacMall operating profit decreased by $0.2 million to $1.0 million in Q3 2011 compared to $1.2 million in Q3 2010. This decrease was primarily due to a $0.2 million increase in advertising expenditures, and other increases in personnel costs and credit card related fees, partially offset by the increase in MacMall gross profit discussed above.

OnSale

Our OnSale segment currently includes sales made under our OnSale and eCost brand names primarily to consumers and small businesses via the Internet. During Q2 2011, OnSale launched its expanded platform in beta through its existing website at www.OnSale.com to include the marketing of daily deals in local markets through social commerce.

Q3 2011 net sales for our OnSale segment were $13.0 million compared to $1.3 million in Q3 2010, an increase of $11.7 million. This increase was primarily due to a $6.5 million increase in sales through our OnSale brand, including significant sales of HP Touchpads due to a market wide price reduction of these tablets during Q3 2011, and $5.2 million of net sales through our eCost brand, which was acquired in February 2011.

OnSale gross profit increased to $1.9 million in Q3 2011 compared to $0.2 million in Q3 2010. OnSale gross profit margin increased to 14.7% in Q3 2011 compared to 11.6% in Q3 2010. The increase in OnSale gross profit was primarily due to the increased OnSale net sales discussed above. The increase in OnSale gross profit margin was primarily due to higher margins on sales of HP Touchpads made during Q3 2011.

OnSale operating loss was $0.7 million in Q3 2011 compared to an operating profit of $9,000 in Q3 2010. This increase in OnSale operating loss was primarily due to significant investments related to the expansion of our OnSale business model discussed above, partially offset by the increase in OnSale gross profit discussed above. In Q3 2011, OnSale personnel costs increased by $0.8 million, advertising expenditures supporting our traditional OnSale business increased by $0.4 million, credit card related fees increased by $0.2 million and variable fulfillment costs increased by $0.2 million.

As we have discussed previously, in June of this year our OnSale business expanded to become an e-commerce marketplace, offering goods and services from third party partners ranging from small and medium sized businesses to well known national brands.  In the third quarter, OnSale’s expanded business saw significant growth in site traffic, subscribers, deals sold and revenue.  This business now has a marketable email list of over 800,000 consumers and is doing business in several major cities and on a national level. OnSale’s e-commerce marketplace is an important component of our consumer growth strategy, and we will continue to modify and enhance our model going forward.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and certain support services and other administrative costs that are not otherwise included in our reportable operating segments. Q3 2011 Corporate & Other operating expenses increased by $3.5 million, or 31%, to $14.8 million from $11.3 million in Q3 2010 and up $1.3 million sequentially from Q2 2011. The increase in Q3 2011 was primarily related to an increase in personnel costs of $1.6 million resulting primarily from additions of technical resources and IT and distribution personnel, a $0.6 million increase in litigation costs defending what we believe is a meritless lawsuit, a $0.3 million increase in telecommunications costs and a $0.2 million increase in depreciation expenses.

Consolidated Balance Sheet

Accounts receivable at September 30, 2011 of $187.0 million increased by $3.1 million from December 31, 2010. Our inventory of $59.0 million at September 30, 2011 represents a decrease of $4.6 million from December 31, 2010. Accounts payable at September 30, 2011 of $112.3 million decreased by $12.6 million from December 31, 2010. Outstanding borrowings under our line of credit increased by $12.4 million to $62.7 million at September 30, 2011 compared to December 31, 2010. In June 2011, we secured a long-term mortgage for our property located in El Segundo and $7.2 million was outstanding under this note payable at September 30, 2011.

Selected Segment Information

Selected information for our reportable operating segments and a reconciliation of non-GAAP operating profit to operating profit are as follows (in thousands, except headcount data):

	Three Months Ended September 30, 2011			Three Months Ended September 30, 2010
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$119,840	$16,481	$9,417	$110,033	$14,551	$7,571
MME	136,447	21,269	7,353	133,758	19,920	5,908
Public Sector	59,463	5,807	1,564	53,526	4,179	646
MacMall	39,403	4,669	1,033	37,465	4,378	1,176
OnSale	13,038	1,913	(749)	1,332	155	9
Corporate & Other	(644)	62	(14,767)	(15)	57	(11,270)
Total	$367,547	$50,201	$3,851	$336,099	$43,240	$4,040

	Nine Months Ended September 30, 2011			Nine Months Ended September 30, 2010
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$389,848	$50,236	$27,606	$325,736	$42,626	$21,603
MME	375,580	59,114	20,209	355,731	55,040	16,537
Public Sector	132,544	12,360	1,261	138,650	10,394	203
MacMall	136,862	14,890	3,730	119,025	13,422	3,125
OnSale	31,925	3,810	(2,901)	3,804	292	(112)
Corporate & Other	(1,364)	(354)	(41,558)	(10)	50	(33,693)
Total	$1,065,395	$140,056	$8,347	$942,936	$121,824	$7,663

Average Account Executive	Three Months Ended September 30,
Headcount By Segment(1):	2011	2010
SMB	377	357
MME	111	113
Public Sector	129	98
MacMall	113	109
Total	730	677

(1)          Excludes the OnSale segment. Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting adjusted earnings before interest, taxes, depreciation and amortization expenses (EBITDA), non-GAAP operating profit and related margin and non-GAAP diluted EPS, which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and non-GAAP diluted EPS eliminate the effect of non-cash stock-based compensation expenses, the results of our OnSale segment, and other uncommon, non-recurring or special items. Non-GAAP operating profit and related margin eliminate the effect of the results of our OnSale segment and other uncommon, non-recurring or special items. In all periods presented, adjusted EBITDA excludes litigation costs incurred to defend what we believe is an uncommon, meritless lawsuit. In YTD Q3 2011, adjusted EBITDA excludes a non-recurring, special pickup in Q2 2011 resulting from a change in fair value of the earnout obligation related to the acquisition of our NSPI business and also excludes a non-recurring, special charge related to bad debt expense associated with an external fraudulent transaction in our Public Sector segment. Also excluded in YTD Q3 2011 adjusted EBITDA is a non-recurring, special charge that occurred in Q1 2011 relating to an unreimbursed write-down of end-of-life first generation Apple iPads upon the release of the iPad 2. Adjusted EBITDA, non-GAAP operating profit and related margin and non-GAAP diluted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. Stock-based compensation is governed by the compensation committee of our Board of Directors and results in a non-cash operating expense for stock option grants that were made in prior operating periods. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on November 8, 2011 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss third quarter results. To listen to PC Mall management’s discussion of its third quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on November 8, 2011 until November 15, 2011 and can be accessed by calling: (888) 286-8010 and inputting pass code 77890011.

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Our brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI, eCost and OnSale. In the twelve months ended September 30, 2011, we generated approximately $1.5 billion in revenue and now have over 3,000 employees, over 64% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future; including, but not limited to expectations or statements relating to expanded business models and opportunities and benefits of our investments in these business models and markets, or expectations or goals for sales growth of operating leverage. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties related to our expanded business models and related investments; risks relates to our IT infrastructure, uncertainties relating to the relationship between the number of our account executives and productivity; risks related to our ability to receive expected returns on strategic investments such as investments in new offices, decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance, increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of NSPI); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our PC Mall Gov contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to our expanded OnSale business, including regulatory and litigation risks, market acceptance of the expanded business model, competition and emerging market risks; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the quarterly period ended June 30, 2011, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$367,547	$336,099	$1,065,395	$942,936
Cost of goods sold	317,346	292,859	925,339	821,112
Gross profit	50,201	43,240	140,056	121,824
Selling, general and administrative expenses	46,350	39,200	131,709	114,161
Operating profit	3,851	4,040	8,347	7,663
Interest expense, net	823	548	2,381	1,537
Income before income taxes	3,028	3,492	5,966	6,126
Income tax expense	1,266	1,372	2,441	2,470
Net income	$1,762	$2,120	$3,525	$3,656

Basic and Diluted Earnings Per Common Share
Basic	$0.14	$0.17	$0.29	$0.30
Diluted	0.14	0.17	0.28	0.29

Weighted average number of common shares outstanding:
Basic	12,249	12,193	12,295	12,248
Diluted	12,442	12,309	12,600	12,489

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO CONSOLIDATED

OPERATING PROFIT, CONSOLIDATED NET INCOME AND DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales:
Consolidated net sales	$367,547	$336,099	$1,065,395	$942,936
Less: OnSale net sales	(13,038)	(1,332)	(31,925)	(3,804)
Adjusted net sales	$354,509	$334,767	$1,033,470	$939,132

Operating Profit:
Consolidated operating profit	$3,851	$4,040	$8,347	$7,663
Add: OnSale operating loss (profit)	749	(9)	2,901	112
Litigation costs (a)	648	45	1,407	373
External fraudulent transaction (b)	—	—	173	—
Inventory write-down (c)	—	—	504	—
Less: Decrease in earnout liability (d)	—	—	(800)	—
Non-GAAP operating profit	5,248	4,076	12,532	8,148
Non-GAAP operating profit margin	1.5%	1.2%	1.2%	0.9%

Consolidated operating profit margin	1.0%	1.2%	0.8%	0.8%

Non-GAAP operating profit	$5,248	$4,076	$12,532	$8,148
Add: Consolidated depreciation expense	2,028	1,764	5,567	4,645
Consolidated amortization expense	558	504	1,638	1,354
Consolidated stock-based compensation expense	587	608	1,649	1,775
Less: OnSale depreciation expense	(70)	—	(111)	—
OnSale amortization expense	(53)	—	(124)	—
OnSale stock-based compensation expense	(7)	(2)	(23)	(4)
Adjusted EBITDA (e)	$8,291	$6,950	$21,128	$15,918

Net income:
Consolidated income before income taxes	$3,028	$3,492	$5,966	$6,126
Less: Income tax expense	(1,266)	(1,372)	(2,441)	(2,470)
Consolidated net income	$1,762	$2,120	$3,525	$3,656

Consolidated income before income taxes	$3,028	$3,492	$5,966	$6,126
Add: OnSale loss (income) before income taxes	749	(9)	2,901	112
Litigation costs (a)	648	45	1,407	373
External fraudulent transaction (b)	—	—	173	—
Inventory write-down (c)	—	—	504	—
Less: Decrease in earnout liability (d)	—	—	(800)	—
Adjusted income before income taxes	4,425	3,528	10,151	6,611
Less: Adjusted income tax expense	(1,850)	(1,386)	(4,153)	(2,666)
Non-GAAP net income	$2,575	$2,142	$5,998	$3,945
Diluted earnings per share:
GAAP diluted EPS	$0.14	$0.17	$0.28	$0.29
Non-GAAP diluted EPS	0.21	0.17	0.48	0.32
Diluted weighted average number of common shares outstanding	12,442	12,309	12,600	12,489

(a)          Relates to legal costs incurred in defending what we believe is a meritless case.

(b)         Relates to an external fraudulent transaction in our Public Sector segment.

(c)          Relates to a write down of first generation iPads in conjunction with the release of the iPad 2 in Q1 2011.

(d)         Relates to a decrease in the estimated fair value of the contingent consideration liability in Q2 2011 related to the NSPI acquisition.

(e)          EBITDA — earnings before interest, taxes, depreciation and amortization.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$6,209	$10,711
Accounts receivable, net of allowances of $1,809 and $1,802	187,032	183,944
Inventories, net	59,025	63,583
Prepaid expenses and other current assets	12,233	10,022
Deferred income taxes	3,646	3,798
Total current assets	268,145	272,058
Property and equipment, net	41,086	21,851
Deferred income taxes	604	604
Goodwill	25,510	25,510
Intangible assets, net	11,198	11,749
Other assets	2,581	2,319
Total assets	$349,124	$334,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$112,284	$124,851
Accrued expenses and other current liabilities	28,349	31,279
Deferred revenue	17,571	12,206
Line of credit	62,663	50,301
Notes payable — current	999	783
Total current liabilities	221,866	219,420
Notes payable and other long-term liabilities	12,201	4,607
Deferred income taxes	4,550	2,771
Total liabilities	238,617	226,798
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,355,959 and 14,089,672 shares issued; and 12,038,348 and 12,148,500 shares outstanding, respectively	14	14
Additional paid-in capital	107,259	104,894
Treasury stock, at cost: 2,317,611 and 1,941,172 shares, respectively	(9,436)	(7,176)
Accumulated other comprehensive income	2,049	2,465
Retained earnings	10,621	7,096
Total stockholders’ equity	110,507	107,293
Total liabilities and stockholders’ equity	$349,124	$334,091

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2011	2010
Cash Flows From Operating Activities
Net income	$3,525	$3,656
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,205	5,999
Provision for deferred income taxes	2,157	787
Net tax benefit related to stock option exercises	1	162
Excess tax benefit related to stock option exercises	(658)	(15)
Non-cash stock-based compensation	1,649	1,775
Decrease in earnout liability	(800)	—
(Gain) loss on sale of fixed assets	(15)	14
Change in operating assets and liabilities:
Accounts receivable	(3,088)	733
Inventories	5,542	12,411
Prepaid expenses and other current assets	(2,685)	(1,786)
Other assets	22	(439)
Accounts payable	(15,986)	(10,700)
Accrued expenses and other current liabilities	(2,861)	(1,556)
Deferred revenue	5,365	3,205
Total adjustments	(4,152)	10,590
Net cash (used in) provided by operating activities	(627)	14,246
Cash Flows From Investing Activities
Purchase of El Segundo building	(9,565)	—
Purchases of property and equipment	(12,296)	(5,936)
Acquisition of net assets	(2,284)	(8,788)
Proceeds from sale of fixed assets	23	15
Net cash used in investing activities	(24,122)	(14,709)
Cash Flows From Financing Activities
Borrowing under notes payable	7,198	—
Payments under notes payable	(565)	(829)
Net borrowings under line of credit	12,016	5,223
Change in book overdraft	3,322	(3,017)
Payments of obligations under capital lease	(870)	(492)
Proceeds from stock issued under stock option plans	715	61
Payment for deferred financing costs	(25)	—
Excess tax benefit related to stock option exercises	658	15
Common shares repurchased and held in treasury	(2,260)	(922)
Net cash provided by financing activities	20,189	39
Effect of foreign currency on cash flow	58	134
Net change in cash and cash equivalents	(4,502)	(290)
Cash and cash equivalents at beginning of the period	10,711	9,215
Cash and cash equivalents at end of the period	$6,209	$8,925
Supplemental Cash Flow Information
Interest paid	$2,054	$1,427
Income taxes paid	2,938	1,166
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$2,552	$—
Deferred financing costs	346	—
NSPI acquisition related:
Fair value of assets, net of cash, acquired	$—	$13,472
Net cash paid	—	(8,788)
Liabilities assumed	$—	$4,684